Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Adoption of Environmental and Social Risk Policy Framework

SACRAMENTO, California, February 17, 2021 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.764 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced that its Board of Directors has adopted a formal Environmental and Social Risk Policy Framework.

President and Chief Executive Officer Randall S. Eslick commented, “We are proud to have formally adopted this policy that reflects our corporate beliefs, philosophy and practices. We embrace strong governance and the underlying principles of diversity, social justice, environmental considerations and business integrity.” Mr. Eslick continued, “Our management team and Board are committed to an inclusive work force and a more diverse Board of Directors.”

The policy has been posted to the Company’s website, www.bankofcommerceholdings.com, and is available to all for viewing.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the North Bay wine region. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959